EXHIBIT 23.02

                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

On May 15, 2002, the Board of Directors of Delta and Pine Land Company ("D&PL"), upon recommendation of its Audit Committee, decided to no longer engage Arthur Andersen LLP ("Arthur Andersen") as D&PL's independent public accountants, effective immediately. For additional information, see D&PL's Current Report on Form 8-K filed with the Securities and Exchange Commission ("SEC") on May 17, 2002.

After reasonable efforts, D&PL has been unable to obtain Arthur Andersen's written consent to the incorporation by reference into D&PL's registration statements (Form S-8 Nos. 333-21049 and 333-74168) (the "Registration Statements") of Arthur Andersen's audit report with respect to D&PL's consolidated financial statements as of August 31, 2001, and for the year then ended. Under these circumstances, Rule 437a under the Securities Act permits D&PL to file this Annual Report on Form 10-K, which is incorporated by reference into the Registration Statements, without a written consent from Arthur
Andersen. As a result, with respect to transactions in D&PL's securities pursuant to the Registration Statements that occur subsequent to the date this Annual Report on Form 10-K is filed with the Securities and Exchange Commission, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, an acquiror of D&PL's securities would be unable to assert a claim against Arthur Andersen under
Section 11(a) of the Securities Act.